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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 28, 2002

FTD, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	000-21277 (Commission File Number)	133711271 (IRS Employer Identification No.)

3113 Woodcreek Drive
Downers Grove, Illinois 60515
(Address of Principal Executive Offices, including Zip Code)

(630) 719-7800
(Registrant's Telephone Number, Including Area Code)

IOS Brands Corporation
(Former Name or Former Address, if Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets

        On June 28, 2002, FTD, Inc. (f/k/a IOS Brands Corporation), a Delaware corporation ("FTD"), completed its previously announced tax-free merger (the "Merger") pursuant to an Agreement and Plan of Merger, dated as of March 3, 2002 (the "Merger Agreement"), by and among FTD, Florists' Transworld Delivery, Inc., Aroma Acquisition Corp. and FTD.COM INC. ("FTD.COM"). Under the terms of the Merger Agreement, each outstanding share of FTD.COM common stock was converted into the right to receive 0.26 shares of Class A common stock, par value $.01 per share, of FTD. As a result of the Merger, FTD will have approximately 16.7 million shares of common stock outstanding, including approximately 2.2 million shares of non-voting Class B common stock currently held by existing FTD stockholders. On June 28, 2002, FTD issued a press release announcing the completion of the Merger. The press release is filed as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

        (a) Financial Statements of Business Acquired.

        The following financial statements of FTD.COM are included in this current report on Form 8-K:

        Audited balance sheets of FTD.COM as of June 30, 2000 and 2001, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three year period ended June 30, 2001.

        Unaudited balance sheets of FTD.COM as of March 31, 2001 and 2002 and the related statements of operations, stockholders' equity (deficit) and cash flows for the nine months ended March 31, 2001 and 2002.

        (b) Pro Forma Financial Information.

        The following unaudited pro forma condensed consolidated financial information is included in this current report on Form 8-K:

        Unaudited pro forma condensed consolidated balance sheet as of March 31, 2002.

        Unaudited pro forma condensed consolidated statements of operations for the year ended June 30, 2001 and for the nine months ended March 31, 2002.

        (c) Exhibits.

        The following exhibit is filed herewith:

99.1	Press Release dated June 28, 2002.

2

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FTD, Inc.
/s/ CARRIE A. WOLFE
Date: July 3, 2002	By:	Carrie A. Wolfe
	Its:	Chief Financial Officer and Treasurer

3

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders

FTD.COM INC.:

        We have audited the accompanying balance sheets of FTD.COM INC. (a subsidiary of Florists' Transworld Delivery, Inc.) as of June 30, 2001 and 2000, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FTD.COM INC. as of June 30, 2001 and 2000, and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/  KPMG LLP

July 20, 2001, except as to Note 4,
which is as of May 28, 2002
Chicago, Illinois

FTD.COM INC.

BALANCE SHEETS

(In Thousands, Except Share Data)

	June 30, 2001	June 30, 2000
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$25,771	$17,961
Accounts receivable	161	417
Prepaid expenses	112	297
Distribution agreements	—	142

Total current assets	26,044	18,817

LONG-TERM ASSETS:
Officer notes receivable	1,089	—
Software development costs and computer equipment at cost, net	23	150
Other long-term assets	—	252

Total long-term assets	1,112	402

Total assets	$27,156	$19,219

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Book overdrafts	$1,150	$—
Accounts payable	3,561	7,281
Payable to FTDI	2,488	1,866
Unearned revenue	222	221
Other accrued liabilities	1,275	1,079

Total current liabilities	8,696	10,447

STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued and outstanding at June 30, 2001 or 2000	—	—
Class A common stock, $.01 par value; 250,000,000 shares authorized; 8,224,614 shares issued and outstanding at June 30, 2001; 8,259,614 shares issued and outstanding at June 30, 2000	82	83
Class B convertible common stock, $.01 par value; 100,000,000 shares authorized; 40,395,000 shares issued and outstanding at June 30, 2001 and 2000	404	404
Additional paid-in capital	47,893	47,994
Class A common stock held as treasury stock, at cost; 17,871 shares at June 30, 2001; no shares at June 30, 2000	(115)	—
Deferred compensation	(2,455)	(3,867)
Retained deficit	(27,349)	(35,842)

Total stockholders' equity	18,460	8,772

Total liabilities and stockholders' equity	$27,156	$19,219

See accompanying notes to financial statements.

FTD.COM INC.

STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	Year Ended June 30,
	2001	2000	1999
Revenues:
Order revenues and service fees, net of discounts	$117,517	$87,586	$45,212
Commissions, from FTDI	8,941	7,245	4,148
Other, principally from FTDI	3,836	3,374	258

Total revenues	130,294	98,205	49,618
Costs of fulfillment and processing service, including expenses from FTDI of $1,787, $1,553 and $3,436 for the years ended June 30, 2001, 2000 and 1999, respectively	93,476	70,905	39,343

Gross profit	36,818	27,300	10,275
Operating expenses:
Marketing and promotions, including expenses from FTDI of $3,700 for the year ended June 30, 1999	13,471	41,921	11,496
Technology development, including expenses from FTDI of $402, $1,087 and $1,431 for the years ended June 30, 2001, 2000 and 1999, respectively	4,226	11,840	2,156
General and administrative, including expenses from FTDI of $3,329, $2,611 and $2,334 for the years ended June 30, 2001, 2000 and 1999, respectively	11,864	9,750	4,983

Total operating expenses	29,561	63,511	18,635

Income/(loss) from operations	7,257	(36,211)	(8,360)
Interest income/(expense)	1,236	1,609	(142)

Income/(loss) before income taxes	8,493	(34,602)	(8,502)
Income tax benefit	—	—	3,055

Net income/(loss)	8,493	(34,602)	(5,447)
Dividends on preferred stock	—	—	74

Net income/(loss) available to common stockholders	$8,493	$(34,602)	$(5,521)

Basic net income/(loss) per share of common stock	$0.18	$(0.75)	$(0.13)

Diluted net income/(loss) per share of common stock	$0.17	$(0.75)	$(0.13)

Weighted average basic common shares outstanding used in the calculation of net income/(loss) per share	47,351	45,879	40,920 (a)

Weighted average diluted common shares outstanding used in the calculation of net income/(loss) per share	48,661	45,879	40,920 (a)

(a)
The 1999 pro forma weighted average basic and diluted common shares outstanding consist of 40,920,000 shares of common stock issued in conjunction with the incorporation of the Company on May 19, 1999, retroactively adjusted to reflect the 12-for-1 split of FTD.COM Class B common stock as discussed in Note 6 of the notes to the financial statements.

See accompanying notes to financial statements.

FTD.COM INC.

STATEMENTS OF CASH FLOWS

(In Thousands)

	Year Ended June 30,
	2001	2000	1999
Net income/(loss)	$8,493	$(34,602)	$(5,447)
Adjustments to reconcile net income/(loss) to net cash and cash equivalents provided by/(used in) operating activities:
Deferred compensation expense	1,310	199	—
Depreciation and amortization	404	—	—
Web site one-time charge/(gain)	(524)	4,403	—
Changes in assets and liabilities:
Accounts receivable	256	(184)	(20)
Prepaid expenses	185	(82)	(195)
Distribution agreements	142	1,565	273
Other long-term assets	252	(252)	—
Accounts payable	(3,196)	5,260	303
Payable to FTDI	622	1,380	22
Unearned revenue	1	92	129
Other accrued liabilities	196	83	435

Net cash and cash equivalents provided by/(used in) operating activities	8,141	(22,138)	(4,500)

Net cash and cash equivalents used in investing activities:
Officer notes receivable	(1,089)	—	—
Software development costs and computer equipment	(277)	(3,711)	—

Net cash and cash equivalents used in investing activities	(1,366)	(3,711)	—

Net cash and cash equivalents provided by financing activities:
Deferred offering expenses	—	1,062	(1,062)
Accrued offering expenses	—	(638)	—
Issuance of Series A preferred stock	—	—	9,000
Contributions from FTDI	—	—	4,767
Proceeds from the issuance of Class A common stock	—	35,181	—
Book overdrafts	1,150	—	—
Treasury stock repurchases	(115)	—	—

Net cash and cash equivalents provided by financing activities	1,035	35,605	12,705

Net increase in cash and cash equivalents	7,810	9,756	8,205
Cash and cash equivalents, beginning of year	17,961	8,205	—

Cash and cash equivalents, end of year	$25,771	$17,961	$8,205

See accompanying notes to financial statements.

FTD.COM INC.
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
(In Thousands)

	Class A Common Stock		Class B Common Stock
						Treasury Stock					Total Stockholders' Equity (Deficit)
					Additional Paid-in Capital			Deferred Compensation	Stockholder's Net Deficit	Retained Deficit
	Shares	Amount	Shares	Amount		Shares	Amount
Balance at June 30, 1998	—	$—	—	$—	$—	—	$—	$—	$(151)	$—	$(151)
Contributions from FTDI									4,767		4,767
Loss before income taxes from July 1, 1998 to May 18, 1999									(7,637)		(7,637)
Tax benefit contributed to FTDI from July 1, 1998 to May 18, 1999									3,055		3,055
Issuance of common stock			3,410	34					(34)		—
Retroactive adjustment for the 12-for-1 stock split			37,510	375						(375)	—
Net loss from May 19, 1999 to June 30, 1999										(865)	(865)
Dividends—Series A preferred stock										(74)	(74)

Balance at June 30, 1999	—	—	40,920	409	—	—	—	—	—	(1,314)	(905)

Net loss										(34,602)	(34,602)
Conversion of Series A preferred stock	1,385	14			8,986					74	9,074
Issuance of Class A common stock	4,995	50			35,131						35,181
Stock compensation plans	1,355	14			3,877			(4,066)			(175)
Amortization of deferred compensation								199			199
Conversion of Class B common stock to Class A common stock	525	5	(525)	(5)							—

Balance at June 30, 2000	8,260	83	40,395	404	47,994	—	—	(3,867)	—	(35,842)	8,772

Net income										8,493	8,493
Treasury stock repurchases						(18)	(115)				(115)
Amortization of deferred compensation								1,310			1,310
Forfeiture of restricted stock	(35)	(1)			(101)			102			—

Balance at June 30, 2001	8,225	$82	40,395	$404	$47,893	(18)	$(115)	$(2,455)	$—	$(27,349)	$18,460

See accompanying notes to financial statements.

FTD.COM INC.

NOTES TO FINANCIAL STATEMENTS

Note 1. Description of Business

        FTD.COM INC. ("the Company" or "FTD.COM") is an Internet and telephone marketer of flowers and specialty gifts, which began selling products directly to consumers through the 1-800-SEND-FTD toll-free telephone number in 1993 and electronically to consumers through the www.ftd.com Web site in 1994. The Company offers same-day delivery of floral orders to nearly 100% of the U.S. population. The majority of orders are fulfilled by a group of independent FTD florists who adhere to FTD.COM's quality and service standards. The Company offers over 400 floral arrangements and over 800 specialty gift items, including gourmet gift baskets, holiday gift sets, bath and beauty products, garden products and stuffed animals. Product offerings are available at prices ranging from $17.99 to approximately $500.00.

        The Company is a majority-owned subsidiary of Florists' Transworld Delivery, Inc. ("FTDI"). FTDI is a wholly-owned subsidiary of IOS BRANDS Corporation ("IOS"). The Company was incorporated as a Delaware corporation in May 1999 and at such time began to retain its own earnings. In consideration for the receipt of 40,920,000 shares of Class B common stock (as adjusted to reflect a 12-for-1 stock split on July 30, 1999), FTDI contributed to the Company the assets and liabilities relating to the consumer floral order and specialty gift product business.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

        From the Company's inception until June 1, 1999, FTDI or its predecessor provided funding for working capital and the Company participated in FTDI's central cash management system. As a part of FTDI's central cash management system, all cash generated from and cash required to support the Company's operations was deposited and received through FTDI's corporate operating cash accounts. As a result, there were no separate bank accounts or records for these transactions. Accordingly, the amounts represented by the caption "Contributions from FTDI" in the Company's statements of cash flows represent the net effect of all cash transactions between the Company and FTDI from inception until June 1, 1999. From June 1999 until the closing of the Company's initial public offering of its Class A common stock ("IPO"), the Company funded its working capital needs through the use of proceeds from the sale of preferred stock.

        Certain expenses reflected in the financial statements include allocations of expenses from FTDI. These allocations take into consideration personnel, business volume or other appropriate bases and generally include administrative expenses related to general management, insurance, information management and other services provided to the Company by FTDI. Interest expense for fiscal years prior to the fiscal year ended June 30, 2000 reflects interest associated with the Company's share of the aggregate borrowings of FTDI for each of the periods presented. Allocations of expenses are estimates based on management's best assessment of actual expenses incurred by the Company.

        Effective as of June 1, 1999, expenses related to services covered by the Intercompany Services Agreement were charged to the Company pursuant to the terms thereof. Amounts owed to FTDI pursuant to the Intercompany Services Agreement are included in the balance sheet caption "Payable to FTDI."

        The financial statements for fiscal years prior to the fiscal year ended June 30, 2000 have been prepared as if the Company operated as a stand-alone entity since its inception. The financial information for the fiscal years prior to the fiscal year ended June 30, 2000 may not necessarily reflect the financial position, results of operations or cash flows of the Company in the future or what the financial position, result of operations or cash flows of the Company would have been if it had been a separate, stand-alone corporation during the periods presented.

Cash and Cash Equivalents

        Cash and cash equivalents consist of deposits with banks and short-term investments with original maturities of three months or less.

Accounts Receivable

        Accounts receivable include amounts owed from corporate customers for purchases of floral, specialty gift products and gift certificates. The credit risk associated with collection of accounts receivable is minimal due to the composition of the Company's customer base.

Distribution Agreements

        The Company, and FTDI on behalf of the Company in fiscal years prior to fiscal year 2000, has entered into distribution agreements with various vendors. These distribution agreements relate to Internet advertising. The costs of these agreements are amortized over their respective useful lives, which range from one to two years, using the straight-line method. The Company periodically evaluates whether events and circumstances indicate that the remaining balances of intangibles may not be recoverable or that the remaining estimated useful lives may warrant revision. When these factors indicate that intangibles should be evaluated for possible impairment, the Company uses an estimate of undiscounted future cash flows to measure whether the intangibles are recoverable, and over what period. The Company has determined that, as of June 30, 2001, there has been no impairment in the carrying value of the distribution agreements.

Mileage/Reward Programs

        The cost of mileage and reward points granted to a customer by FTD.COM in connection with an order are included as a component of costs of goods sold and services provided.

Software Development Costs and Computer Equipment

        Software development costs and computer equipment are recorded at cost. Depreciation and amortization is provided for financial reporting purposes on a straight-line basis over the estimated useful lives of the assets. Computer hardware is depreciated over 24 months and computer software is amortized over 36 months.

        Maintenance and repairs are charged to expense as incurred. Significant improvements are capitalized and depreciated over the remaining useful lives of the respective assets.

        The Company has adopted the provisions of Statement of Position ("SOP") 98-1, Accounting for the Costs of Software Developed or Obtained for Internal Use and Emerging Issues Task Force No. 00-02, Accounting for Web Site Development Costs. Accordingly, certain costs incurred in the planning and development stage of internal-use computer software, including Web site development, are expensed as incurred. The Company capitalized $3.7 million of Web site development costs incurred subsequent to the planning and development stage during fiscal year 2000. In the fourth quarter of fiscal year 2000, the Company wrote off $3.5 million of these previously capitalized costs as part of the $4.4 million one-time charge associated with the development work related to an unlaunched version of the Company's Web site.

Current Liabilities

        Under the Company's cash management system outstanding checks frequently result in overdraft balances for accounting purposes and are classified as "book overdrafts" in the balance sheet.

        Other accrued liabilities include $1,078,571 and $798,524 in employee-related costs as of June 30, 2001 and 2000, respectively.

Income Taxes

        The Company is included in the consolidated U.S. income tax return of IOS. The provision for income taxes of the Company has been calculated as if the Company was a stand-alone corporation filing separate tax returns.

        The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Cumulative taxes from the Company's inception through its incorporation on May 19, 1999 were settled through stockholder's net deficit. For periods subsequent to the Company's incorporation, taxes are recognized pursuant to the terms of the amended Tax Sharing Agreement among FTDI, IOS and the Company, which provides that the Company will pay its tax liability computed as if it were filing a separate return. Under that agreement, IOS will refund any tax benefits attributable to the Company, provided that the Company would have realized the benefits had the Company filed its own Federal income tax return.

Revenue and Cost Recognition

Order Revenues and Service Fees

        Orders placed through the Company's Web site or its 1-800-SEND-FTD toll-free telephone number typically are paid for using a credit card. When a customer makes a purchase that will be fulfilled by an FTD florist, the Company processes the order, charges the customer's credit card and transmits the order to FTDI's Mercury Network. The Mercury Network then transmits the order to the fulfilling florist. The Company charges the customer a service fee of $7.99 for floral orders placed through the Web site and $9.99 for floral orders placed through 1-800-SEND-FTD, prior to any promotional discounts.

        Orders from the Company's specialty gift selection are fulfilled by a manufacturer or a third party distributor based on a pre-negotiated price. The Company charges the customer shipping and handling fees for these specialty gift product orders. Amounts charged to the customer for the product and the shipping and handling are recorded as revenue while the pre-negotiated price of the product and the costs incurred for shipping and handling are recorded as costs of fulfillment and processing services. Order revenues and service fees are reported net of discounts.

        The Company recognizes 100% of the order value as revenue and recognizes the associated costs for fulfillment and processing services when the order is fulfilled. Processing services costs primarily consist of fees due to FTDI for processing services and amounts related to processing orders through the Company's toll-free telephone number, including the cost of the internal call center and amounts paid to external third party call centers and FTDI for the utilization of their call center.

Commissions

        Commission revenues represent a fee, consistent with industry practice, paid to the Company by FTDI for floral orders that are cleared through the FTD Clearinghouse. Commission revenues were earned pursuant to an incentive program from FTDI in effect from July 1998 though September 1999 and currently are earned pursuant to a commission agreement with FTDI in effect since October 1999. Commission revenues are recognized when the order is fulfilled.

Unearned Revenue

        Unearned revenue at June 30, 2001 represents order revenues associated with floral and specialty gift orders that were placed prior to June 30, 2001 but were to be delivered after such date. This revenue will be recognized, together with the related cost of goods sold, when the order is fulfilled.

Marketing and Promotions Costs

        Marketing and promotions costs, which principally consist of costs related to advertising and affinity programs, are charged to expense as incurred and include an allocation from FTDI of $3.7 million in fiscal year 1999. Pursuant to the Intercompany Services Agreement, effective as of June 1, 1999, FTDI no longer charges any of its marketing and promotions costs to the Company.

Use of Estimates

        Management of the Company has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in connection with the preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

Reclassifications

        Certain amounts in the fiscal year 1999 and 2000 financial statements have been reclassified to conform to current presentation.

Concentration of Customers and Credit Risks

        The Company's customers are comprised of consumers that utilize its Web site or toll-free number to purchase products. Financial instruments, which potentially subject the Company to concentrations of credit risk, principally consist of accounts receivable. As of June 30, 2001 and 2000, there were no significant concentrations of accounts receivable or related credit risks.

Concentration of Suppliers

        The Company is dependent upon certain significant vendors to supply products, specifically, the ability of FTD florists to fulfill the Company's floral orders and the ability of manufacturers or third party distributors to fulfill the Company's specialty gift orders. In addition, the Company utilizes the communication network of FTDI as an important component of its operations. If FTDI fails to provide these services satisfactorily, the Company would be required to obtain these services from another provider, or perform these services. If the Company chose to obtain these services from another provider, additional costs may be incurred and the Company may be unable to obtain these services on commercially reasonable terms. If the Company chose to perform these services, the Company may not be able to perform them adequately. In either case, a change could cause a delay in order processing and fulfillment and a possible reduction in the quality of service, which could adversely affect the Company's business, results of operations and financial condition.

        The Company currently utilizes hardware, software and services that support its Web site, an important component of its operations, from a third party vendor under an operating service agreement. Although there are a limited number of Web site service companies, management believes that other vendors could provide the Company with these Web site services on comparable terms. The terms of the current operating service agreement provide for variable payments, which are based on the number of completed orders, and an annual term with renewal options. The cost to the Company of these services is derived from the volume of order transactions. A change in Web site service companies, however, could cause a possible reduction in the quality of service or a possible increase in price, which could adversely affect operating results.

Fair Value of Financial Instruments

        Financial instruments, including accounts receivable, officer notes receivable, accounts payable and accrued liabilities are reflected in the financial statements at carrying or contract value. Those values were not materially different from their fair values.

Stock-Based Compensation

        The Company has adopted the provisions of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair value-based method defined in SFAS No. 123 has been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25.

Basic and Diluted Income/(Loss) Per Share

        The Company computes net income/(loss) per share in accordance with the provisions of SFAS No. 128, Earnings per Share. Under the provisions of SFAS No. 128, the computation of basic and diluted net income/(loss) per share for the fiscal years ended June 30, 2001, 2000 and 1999 are as follows:

	Year Ended June 30,
	2001	2000	1999
	(In Thousands, Except Per Share Data)
Net income/(loss) available to common stockholders	$8,493	$(34,602)	$(5,521)

Weighted average basic shares of common stock outstanding	47,351	45,879	40,920 (a)
Effect of dilutive securities:
Employee stock options	30	—	—
Unvested restricted shares of Class A common stock	1,280	—	—

Weighted average diluted shares of common stock outstanding	48,661	45,879	40,920 (a)

Basic net income/(loss) per share of common stock	$0.18	$(0.75)	$(0.13)

Diluted net income/(loss) per share of common stock	$0.17	$(0.75)	$(0.13)

(a)
1999 pro forma weighted average basic and diluted common shares outstanding consist of 40,920,000 shares of common stock issued in conjuction with the incorporation of the Company on May 19, 1999, retroactively adjusted to reflect the stock split described in Note 7.

        Shares issuable from securities that could potentially dilute basic earnings per share in the future that were not included in the computation of earnings per share because their effect was anti-dilutive consisted of 55,000 shares, 1,503,000 shares and 1,384,614 shares at June 30, 2001, 2000 and 1999, respectively.

Note 3. Distribution Agreements

        The Company has entered into Internet distribution agreements pursuant to which the Company would receive various services, including advertising space on shopping and search-oriented Web sites, portal links to the Company's Web site and marketing of the Company's product offerings through co-branded Web sites. Pursuant to the terms of these agreements, at June 30, 2001, the Company had future commitments to pay total fixed fees of $0.3 million, which are due in fiscal year 2002. The Company records expenses related to the fixed fee portion of these agreements ratably over the contract term. During the year ended June 30, 2001, the Company recorded $6.3 million of marketing and promotions expense related to the fixed fee portions of these distribution agreements, compared to $12.9 million during the fiscal year ended June 30, 2000, including a one-time charge in the fourth quarter of fiscal year 2000 of $2.3 million related to the termination of one of the Company's Internet portal distribution agreements. In addition, some of these distribution agreements obligate the Company to pay variable fees based on a percentage of net order revenues (as defined in the various agreements) generated as a result of each such distribution agreement.

Note 4. Adoption of EITF 01-9

        The Company adopted the provisions of Emerging Issues Task Force ("EITF") Issue 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products) ("EITF 01-9"). In accordance with the provisions of EITF 01-9, the Company has reclassified current and prior years marketing expenses to costs of fulfillment and processing service that relate to the granting of mileage and reward points to customers in connection with an order. The amounts related to granting of mileage and reward points for the fiscal years 2001, 2000 and 1999 were $1.7 million, $1.0 million and $0.5 million, respectively.

Note 5. Series A Cumulative Redeemable Convertible Preferred Stock

        On May 19, 1999, in connection with the Company's incorporation, 5,000,000 shares of preferred stock were authorized. Additionally, on May 19, 1999, the Company designated 90,000 shares of preferred stock as Series A 8% Cumulative Redeemable Convertible Preferred Stock. On May 20, 1999, 30,000 shares of this Series A preferred stock were issued and sold to an investor for consideration of $3.0 million. On May 25, 1999, 60,000 shares of this Series A preferred stock were issued and sold to an investor for consideration of $6.0 million.

        These shares of Series A preferred stock had a liquidation preference of $100 per share and accrued dividends at the annual rate of 8% of the liquidation preference. Accrued dividends were payable at the discretion of the Company's board of directors and were manditorily payable upon liquidation or redemption. At June 30, 1999, accrued and unpaid dividends were $74,301, or $0.83 per share.

        Upon closing of the initial public offering on October 4, 1999, each share of Series A preferred stock converted into 15.3846 shares of Class A common stock, for a total of 1,384,614 shares, pursuant to the terms of the Series A preferred stock. Upon conversion, accrued and unpaid dividends of $74,301 on the Series A preferred stock were offset against retained earnings.

Note 6. Treasury Stock

        In May 2001, the Company repurchased 17,871 shares of Class A common stock from employees in accordance with the 1999 Equity Incentive Plan and the underlying restricted shares agreements, which allow a participant, at his or her election, to surrender a portion of restricted shares as vesting occurs to be applied against withholding taxes.

Note 7. Capital Transactions

        On May 19, 1999, the Company was incorporated and capitalized through the authorization of 250,000,000 shares of Class A common stock, 100,000,000 shares of Class B common stock and 5,000,000 shares of preferred stock. In connection with its formation, the Company issued 3,410,000 shares of Class B common stock to FTDI. In consideration for the receipt of these shares, FTDI contributed to the Company the assets and liabilities relating to the consumer floral and specialty gift product business. Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share. The Class B common stock is convertible into shares of Class A common stock on a one-for-one basis at the option of the holder and automatically converts into shares of Class A common stock on a one-for-one basis upon any transfer to a person other than FTDI or certain of its affiliates or successors or a strategic partner, as defined in the Company's certificate of incorporation.

        On July 30, 1999, the Company's Board of Directors approved a 12-for-1 stock split of the Company's outstanding Class B common stock, resulting in FTDI holding 40,920,000 shares of Class B common stock. All share and per share information in the accompanying financial statements has been retroactively restated to reflect the effect of the stock split.

        On September 28, 1999, the Company agreed to issue and sell 4,500,000 shares of its Class A common stock in the IPO at a price of $8.00 per share. The gross proceeds from the IPO were $36.0 million. The net proceeds were $31.5 million after deducting the underwriting discounts and commissions of $2.5 million and other offering expenses of $2.0 million. The deferred offering expenses of $1.1 million at June 30, 1999 incurred in connection with the IPO were charged against additional paid-in capital upon the pricing of the IPO.

        Upon the closing of the IPO on October 4, 1999, the 90,000 outstanding shares of Series A preferred stock were automatically converted into 1,384,614 shares of Class A common stock. Upon conversion, accrued and unpaid dividends of $74,301 on the Series A preferred stock were offset against retained earnings.

        On October 6, 1999, the underwriters exercised their one-time option to purchase 495,000 additional shares of Class A common stock at the IPO price of $8.00 per share, representing a portion of the over-allotment option granted to the underwriters in connection with the IPO. The net proceeds to the Company from this issuance and sale of 495,000 shares of Class A common stock were $3.7 million after deducting underwriting discounts and commissions.

        On June 12, 2000, FTDI transferred 525,000 shares of previously issued and outstanding Class B common stock to key employees of FTDI. At the time of transfer, the related Class B common stock automatically converted into Class A common stock.

Note 8. Income Taxes

        At June 30, 2001, the Company had net operating loss carryforwards for Federal tax purposes of $28.5 million, which are available to offset future Federal taxable income, if any, through 2020.

        There was no income tax expense or benefit recorded by the Company for the fiscal years ended June 30, 2001 or 2000. Income tax benefit for the year ended June 30, 1999 consisted of:

	Current	Deferred	Total
	(In Thousands)
Year ended June 30, 1999:
U.S. Federal	$2,469	$—	$2,468
State and local	587	—	587

	$3,055	$—	$3,055

        Income tax benefit differed from the amounts computed by applying the U.S. Federal income tax rate of 35% to losses before income tax expense as a result of the net-of-tax effect of state and local income taxes and the change in the valuation allowance.

        FTD.COM was incorporated in May 1999 to own and operate the Internet and telephone floral and specialty gift business of FTDI. Cumulative taxes from December 19, 1994 through the Company's incorporation in May 1999 of $10.7 million, representing $10.1 million of tax benefits and $0.6 million of deferred taxes associated with a distribution agreement, have been settled through stockholder's net deficit. For periods subsequent to the Company's incorporation, taxes are recognized pursuant to the terms of the amended Tax Sharing Agreement among FTDI, IOS and the Company, which provides that the Company will pay its tax liability computed as if it were filing a separate return. Under that agreement, IOS will refund any tax benefits attributable to the Company, provided that the Company would have realized the benefits had the Company filed its own Federal income tax return. At June 30, 2001, there were no tax-related amounts currently payable to or receivable from IOS.

        The following represents the components of the deferred tax asset:

	June 30,
	2001	2000
	(In Thousands)
Deferred tax assets:
U.S. net operating loss carryforwards	$11,139	$14,011
Non-deductible accrued expenses	103	87
Deferred income	89	89
Other	62	—

Total gross deferred income tax assets	11,393	14,187
Less: Valuation allowance	(11,393)	(14,187)

Net deferred tax assets	$—	$—

        The net change in the total valuation allowance for the year ended June 30, 2001 was a decrease of $2.8 million. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which these temporary differences become deductible. This assessment was performed considering projected future taxable income. The valuation allowance of $11.4 million is maintained on the deferred tax assets that the Company has determined are more likely than not, not realizable as of June 30, 2001. The subsequent recognition of $0.6 million of the valuation allowance will be applied to additional paid in capital, because certain compensation expenses associated with the restricted stock awards discussed in Note 9 are deductible only for tax purposes.

Note 9. Related Party Transactions

        The Company engages in various transactions with its parent, FTDI, in the normal course of the Company's business. FTDI pays the Company commission revenues for floral orders that are cleared through the FTD Clearinghouse. Classified as other revenues, the Company records revenues for rebates received from FTDI for floral orders processed through FTDI's credit card program, which have also been processed through the FTD Clearinghouse, and also records revenues related to fees paid by FTDI to the Company for the hosting of florists' Web sites through the www.ftd.com Internet site.

        For orders processed through the FTD Clearinghouse, FTDI charges the Company customary clearing fees. The Company also utilizes FTDI's credit card processing services. FTDI charges the

Company a percentage of the order value to utilize these credit card processing services. Costs for clearing services and credit card processing expenses are included in fulfillment and processing service expenses and are covered by the Intercompany Services Agreement between FTDI and the Company.

        The Company utilizes a call center owned and operated by FTDI for order entry and customer care services. The Company pays FTDI based on the number of calls handled. These costs are classified as fulfillment and processing services expenses and general and administrative expenses, as appropriate.

        The Company and FTDI are parties to an Intercompany Services Agreement that covers technical and administrative services, facilities and occupancy, Internet/telecom usage and other services that are provided to the Company by FTDI. Technical and administrative services include employee and other departmental costs for the technical, human resources, accounting, administrative and legal departments. In consideration for these services, FTDI has allocated a portion of its departmental costs related to the services it provides to the Company. The allocations were estimated using proportional cost allocation methods, plus a general and administrative charge of 5% of the value of the services utilized. These costs are classified as technology development expenses and general and administrative expenses, as appropriate.

        The Company does not maintain separate physical facilities. It leases space from FTDI and is charged rent based upon an estimate of prevailing market rates for similar facilities. The Company is also charged a pro-rata share, based on square footage used by the Company, for utilities, property taxes and other occupancy costs. Internet/telecom usage costs include an allocation of monthly depreciation for all hardware and software based on usage by the Company, as well as monthly rates for telecommunications expenses of the Company. These costs are classified as general and administrative expenses.

        The Company uses FTDI's trademarks in connection with the sale of floral and specialty gift products through its Web site and toll-free telephone number. The Company is a party to a license agreement with FTDI that includes provisions for royalty payments from the Company to FTDI of 1% of the Company's order revenues and service fees, a 99-year term and termination, at FTDI's option, under certain circumstances in the event that ownership of 20% or more of the Company is acquired by a person or group not affiliated with FTDI. Royalty expense associated with FTDI's trademarks has been included in general and administrative expenses.

        The Statements of Operations include the following expense transactions with FTDI:

	Year Ended June 30,
	2001	2000	1999
	(In Thousands)
Costs of fulfillment and processing service	$1,787	$1,553	$3,436
Marketing and promotions	—	—	3,700
Technology development	402	1,087	1,431
General and administrative	3,329	2,611	2,334

        Additionally, related party transactions include loans to officers of the Company as follows:

        The Company loaned various officers of the Company, collectively, $1,066,349 pursuant to four-year interest bearing notes dated May 17, 2001, with accrued interest at 6.5% per annum and principal due at maturity.

        The Company loaned an officer of the Company $23,000 pursuant to a four-year interest bearing note dated June 11, 2001, with accrued interest at 6.5% per annum and principal due at maturity.

        Additionally, prior to the Company's IPO on September 28, 1999, key employees of IOS were granted IOS restricted shares in exchange for services to be provided to IOS over a five-year service period. At the time of the IPO, certain of these key employees became employees of FTD.COM and no longer provided services to IOS. The key employees, however, still retained their rights to the IOS restricted shares and continue to earn the restricted shares in exchange for services that will be provided to FTD.COM. Therefore, at the time of the IPO, FTD.COM paid IOS for the remaining $175,000 of deferred compensation associated with the restricted shares. During fiscal years 2001 and 2000, the Company recorded $52,000 and $39,000 of compensation expense, respectively, related to these restricted shares.

Note 10. Stock Options and Shares Reserved

        The FTD.COM INC. 1999 Equity Incentive Plan (the "Plan") provides for the issuance of up to 4,500,000 shares of Class A common stock in connection with the granting of option rights, stock appreciation rights (SARs), restricted shares, deferred shares, performance awards or any combination of the foregoing pursuant to the Plan. In addition, the plan provides that:

  •
  the aggregate number of shares of Class A common stock actually issued or transferred by the Company upon the exercise of incentive stock options shall not exceed 1,000,000 shares of Class A common stock,

  •
  no plan participant shall be granted option rights and appreciation rights, in the aggregate, for more than 1,000,000 shares of Class A common stock during any period of one year,

  •
  the number of shares issued as restricted shares shall not in the aggregate exceed 2,500,000 shares of Class A common stock, and

  •
  no Non-Employee Director shall be granted option rights, appreciation rights and restricted shares, in the aggregate, for more than 100,000 shares of Class A common stock during any fiscal year of the Company.

To date, the Company has not granted any SARs, deferred shares or performance awards.

        Outstanding nonqualified stock options are exercisable during a ten-year period beginning one to four years after the date of grant. All currently outstanding options were granted with an exercise price equal to either the fair market value on the date of grant or the optionee's first date of employment with the Company. Changes in options outstanding are summarized as follows:

	Options Outstanding
	Options	Range of Exercise Prices	Weighted-Average Exercise Price
Balance, June 30, 1999	—	—	—
Granted	2,499,300	$2.88 - $16.00	$10.04
Exercised	—	—	—
Recaptured or terminated	(2,351,300)	$4.72 - $16.00	$10.34
Balance, June 30, 2000	148,000	$2.88 - $ 8.00	$5.20
Granted	160,000	$1.94 - $ 2.69	$2.05
Exercised	—	—	—
Recaptured or terminated	(48,000)	$2.88 - $ 7.75	$4.17
Balance, June 30, 2001	260,000	$1.94 - $ 8.00	$3.46

        There were 25,000 stock options exercisable, with a weighted average exercise price of $5.70, at June 30, 2001. There were no options exercisable at June 30, 2000. The following table summarizes the information regarding stock options outstanding at June 30, 2001.

	Options Outstanding
Range of Exercise Price of Options	Options Outstanding	Weighted- Average Remaining Life (In Years)	Weighted- Average Exercise Price
$1.94 - $2.91	205,000	9.41	$2.24
$8.00	55,000	8.47	$8.00

Total Options	260,000	9.21	$3.46

        Using the Black-Scholes model and the following assumptions, the average estimated fair value, at the dates of grant of options in fiscal years 2001 and 2000, was $1.21 and $0.98 per option, respectively.

	2001	2000
Risk-free interest rate	4.8%	6.2%
Expected dividend yield	0%	0%
Expected volatility	75%	75%
Estimated lives of options (in years)	4.0	4.0

        Based on the above assumptions, the Company would have recognized an additional $45,000 and $9,000 of compensation expense in fiscal years 2001 and 2000, respectively, if the estimated costs of the granted stock options had been recorded in the financial statements ratably over the vesting period. This additional expense would have resulted in pro forma net income of $8,448 and net loss of $34,611, in fiscal years 2001 and 2000, respectively, with no change in reported basic or diluted net income/(loss) per share.

        Options granted during fiscal years 2001 and 2000 vest equally each year over a four-year period from the date of grant. As a result, the estimated costs indicated above reflect only a partial vesting of such options. If full vesting were assumed, the estimated pro forma costs for each year would have been higher than indicated above.

        The Company granted 1,355,000 restricted shares of stock at a weighted-average fair value, at the dates of grant, of $2.87 in fiscal year 2000 to key members of management. No restricted shares were granted in fiscal year 2001 or prior to fiscal year 2000. The Company recognized compensation expense in general and administrative expenses of $1.3 million and $160,000 in fiscal years 2001 and 2000, respectively, related to the grants of restricted stock.

Note 11. Supplemental Cash Flow Information

        Net cash provided by continuing operations reflects interest received of $1.2 million and $1.6 million in fiscal years 2001 and 2000, respectively. Interest paid in fiscal year 1999 was $142,000 related to interest associated with the Company's portion of the aggregate borrowings of FTDI. No taxes have been paid or refunded in fiscal years 2001 or 2000. For fiscal years prior to fiscal year 2000, cumulative taxes from December 19, 1994 through the Company's incorporation in May 1999 of $10.7 million, representing $10.1 million of tax benefits and $0.6 million of deferred taxes associated with a distribution agreement, have been settled through stockholder's net deficit.

Note 12. Selected Quarterly Financial Data

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
	(Unaudited and in Thousands, Except for Per Share Data)
2001:
Total revenues	$18,244	$32,451	$36,084	$43,515	$130,294

Gross profit	$5,291	$9,150	$10,047	$12,330	$36,818

Net income	$253	$2,290	$2,351	$3,599	$8,493

Weighted average common shares outstanding:
Basic	47,300	47,300	47,300	47,506	47,351

Diluted	48,651	48,635	48,662	48,730	48,661

Per share—basic and diluted:
Basic net income per share of common stock	$0.01	$0.05	$0.05	$0.08	$0.18

Diluted net income per share of common stock	$0.01	$0.05	$0.05	$0.07	$0.17

2000:
Total revenues	$12,443	$23,588	$26,550	$35,624	$98,205

Gross profit	$3,408	$6,422	$7,372	$10,098	$27,300

Net loss	$(3,850)	$(11,219)	$(8,493)	$(11,040)	$(34,602)

Weighted average common shares outstanding:
Basic	41,018	47,234	47,300	47,964	45,879

Diluted	41,018	47,234	47,300	47,964	45,879

Per share—basic and diluted:
Basic net loss per share of common stock	$(0.09)	$(0.24)	$(0.18)	$(0.23)	$(0.75)

Diluted net loss per share of common stock	$(0.09)	$(0.24)	$(0.18)	$(0.23)	$(0.75)

        The sum of earnings per share for the quarters may not equal the fiscal year amount due to rounding or to changes in the average shares outstanding during the period.

Note 13.    Subsequent Event (Unaudited)

        On November 9, 2001, the Company completed the acquisition of certain assets of National Flora, Inc. ("National Flora") pursuant to an asset purchase agreement dated as of November 7, 2001, by and among Gerald Stevens, Inc., National Flora and the Company (the "Asset Purchase Agreement"). National Flora is a telephone and Internet marketer of flowers and specialty gifts, having revenues of $30.1 million for the year ended August 31, 2001 and net assets of $4.4 million at August 31, 2001.

        Pursuant to the terms of the Asset Purchase Agreement, the purchase price of the acquisition was approximately $9.0 million and was provided from the Company's existing cash balances. The assets acquired primarily consist of $1.7 million of prepaid advertising, rights under or in respect of certain contracts and agreements, National Flora's customer base and goodwill. The Company accounted for the acquisition using the purchase method of accounting and accordingly, the Company's financial statements reflect the allocation of the total purchase price to the net tangible and intangible assets acquired, based on their respective fair values. Of the $9.0 million purchase price, $0.9 million was allocated to the customer list, which will be amortized over 5 years, and $6.4 million was allocated to goodwill, which is not amortized in accordance with SFAS No. 142. Under provisions of SFAS No. 142, goodwill and certain intangible assets with indefinite lives that are acquired after June 30, 2001 will not be amortized and will be tested for impairment at least annually.

        On March 3, 2002, IOS entered into a merger agreement to acquire the minority interest of FTD.COM. In the merger, each stockholder of FTD.COM, other than IOS and its subsidiaries, will be entitled to receive 0.26 shares of IOS Class A common stock for each outstanding share of common stock of FTD.COM owned at the time of the merger.

        Robert L. Norton, Chairman, President and Chief Executive Officer of IOS, and Michael J. Soenen, President and Chief Executive Officer of FTD.COM would be entitled to one-time bonus payments of $5,321,174 and $3,237,467, respectively, in the event that the merger is consummated on or prior to June 30, 2002 and the payments are approved by the stockholders of IOS.

        IOS, FTD.COM and the directors of FTD.COM have been named as defendants in four class action lawsuits filed in the Court of Chancery for New Castle County in Wilmington, Delaware by individual stockholders of FTD.COM on behalf of all public stockholders of FTD.COM: Frances Howland v. FTD.COM et al., Civil Action No. 19458 NC; Johnathon Anderson v. Richard Perry et al., Civil Action No. 19459 NC; Stephen Gluck v. Richard C. Perry, Civil Action No. 19461 NC; and Geoff Mott v. IOS Brands Corp., Civil Action No. 19468 NC. These lawsuits were filed beginning on March 5, 2002, shortly after the press release announcing the merger was released. The complaints generally make essentially the same allegations, namely that:

  •
  the offer by IOS to exchange 0.26 shares of IOS Class A common stock for each share of FTD.COM common stock is inadequate,

  •
  the individual defendants breached the fiduciary duties they owned in their capacity as directors by, among other things, failing to conduct an auction or otherwise check the market value of FTD.COM before voting to accept the merger proposal,

  •
  IOS and its board of directors prevented the FTD.COM board from conducting a meaningful review of the transaction, and

  •
  IOS, FTD.COM and certain of the individual defendants timed the merger to deny public stockholders the full potential increase in FTD.COM's stock price following the merger.

        The lawsuits seek, among other things, to recover unspecified damages and costs and to enjoin or rescind the merger. IOS and the other defendants believe that these lawsuits are without merit and intend to defend themselves vigorously against them.

FTD.COM INC.

BALANCE SHEETS

(In thousands, except share data)

	March 31, 2002	June 30, 2001
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$31,828	$25,771
Accounts receivable	114	79
Interest receivable	52	82
Prepaid expenses	1,670	112

Total current assets	33,664	26,044

LONG-TERM ASSETS:
Deposits	27	—
Officer notes receivable, including accrued interest of $63 at March 31, 2002	1,152	1,089
Property and equipment, net	335	23
Goodwill and intangible assets, net	7,274	—

Total long-term assets	8,788	1,112

Total assets	$42,452	$27,156

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Book overdrafts	$—	$1,150
Accounts payable	4,891	3,561
Payable to FTDI	4,749	2,488
Unearned revenue	570	222
Other accrued liabilities	1,582	1,275

Total current liabilities	11,792	8,696

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued and outstanding at March 31, 2002 and June 30, 2001	—	—
Class A common stock, $.01 par value; 250,000,000 shares authorized; 8,224,614 shares issued and outstanding at March 31, 2002 and June 30, 2001	82	82
Class B convertible common stock, $.01 par value; 100,000,000 shares authorized; 40,395,000 shares issued and outstanding at March 31, 2002 and June 30, 2001	404	404
Additional paid-in capital	47,893	47,893
Class A common stock held as treasury stock, at cost; 17,871 shares at March 31, 2002 and June 30, 2001	(115)	(115)
Deferred compensation	(1,469)	(2,455)
Retained deficit	(16,135)	(27,349)

Total stockholders' equity	30,660	18,460

Total liabilities and stockholders' equity	$42,452	$27,156

See accompanying notes to financial statements.

FTD.COM INC.

STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2002	2001	2002	2001
	(In thousands, except per share data)
Revenues:
Order revenues and service fees, net of discounts	$44,876	$32,686	$101,261	$78,206
Commissions, from FTDI	2,980	2,374	7,072	5,907
Other, from FTDI	1,015	1,024	2,805	2,666

Total revenues	48,871	36,084	111,138	86,779
Costs of fulfillment and processing service	34,990	26,037	79,212	62,290

Gross profit	13,881	10,047	31,926	24,489
Operating expenses:
Marketing and promotions	4,515	3,634	9,885	9,673
Technology development	1,348	1,452	1,009	2,767
General and administrative	4,544	2,986	10,442	8,055

Total operating expenses	10,407	8,072	21,336	20,495

Income from operations	3,474	1,975	10,590	3,994
Interest income	173	376	624	900

Income before income taxes	3,647	2,351	11,214	4,894
Income tax expense	—	—	—	—

Net income	$3,647	$2,351	$11,214	$4,894

Basic earnings per share of common stock	$0.08	$0.05	$0.23	$0.10

Diluted earnings per share of common stock	$0.07	$0.05	$0.23	$0.10

See accompanying notes to financial statements.

FTD.COM INC.

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended March 31,
	2002	2001
	(In thousands)
Net income	$11,214	$4,894
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Deferred compensation expense	986	981
Depreciation and amortization	113	344
Non-cash settlement of liabilities	(807)	(524)
Changes in assets and liabilities net of effects of acquisition:
Accounts receivable	1	239
Interest receivable	(33)	(85)
Prepaid expenses	114	(500)
Distribution agreements	—	(186)
Other long-term assets	(1)	252
Accounts payable	2,042	(2,026)
Payable to FTDI	2,261	1,161
Unearned revenue	348	101
Other accrued liabilities	307	(127)

Net cash and cash equivalents provided by operating activities	16,545	4,524

Net cash and cash equivalents used in investing activities:
Purchase of certain assets of National Flora, Inc.	(9,060)	—
Purchase of property and equipment	(278)	(277)

Net cash and cash equivalents used in investing activities	(9,338)	(277)

Net cash and cash equivalents used in financing activities:
Change in book overdrafts	(1,150)	—

Net increase in cash and cash equivalents	6,057	4,247
Cash and cash equivalents, beginning of period	25,771	17,961

Cash and cash equivalents, end of period	$31,828	$22,208

Supplemental disclosures of cash flow information:
Purchase of certain assets of National Flora, Inc.:
Fair value of assets acquired	$1,816	$—
Fair value of liabilities assumed	(21)	—
Other acquisition costs	(74)	—
Excess purchase price allocated to intangible assets	7,339	—

Net cash payment	$9,060	$—

See accompanying notes to financial statements.

FTD.COM INC.

NOTES TO FINANCIAL STATEMENTS

Note 1. Description of Business

        FTD.COM INC. (the "Company" or "FTD.COM") is an Internet and telephone marketer of flowers and specialty gifts that began selling products directly to consumers through the 1-800-SEND-FTD toll-free telephone number in 1993 and electronically to consumers through the www.ftd.com Web site in 1994. The Company offers same-day delivery of floral orders to nearly 100% of the U.S. population. These floral orders are fulfilled by a group of independent FTD florists who adhere to FTD.COM's quality and service standards. Throughout the year, the Company offers over 300 floral arrangements and over 1,000 specialty gift items, including gourmet gift baskets, holiday gift sets, bath and beauty products, garden products, plants and stuffed animals for holiday and everyday occasions. Product offerings are available at prices ranging from $22.99 to approximately $165.00.

        The Company is a majority-owned subsidiary of Florists' Transworld Delivery, Inc. ("FTDI"). FTDI is a wholly-owned subsidiary of IOS Brands Corporation ("IOS"). The Company was incorporated as a Delaware corporation in May 1999 and at that time began to retain its own earnings. In consideration for the receipt of 40,920,000 shares of the Company's Class B common stock, par value $.01 per share ("Class B Common Stock") (as adjusted to reflect a 12-for-1 stock split on July 30, 1999), FTDI contributed to the Company the assets and liabilities relating to the consumer floral and specialty gift business.

        On March 3, 2002, the Company, IOS, FTDI and a newly-formed wholly-owned subsidiary of FTDI entered into a definitive merger agreement. Upon consummation of the merger, FTD.COM will become a direct wholly-owned subsidiary of FTDI and an indirect wholly-owned subsidiary of IOS. See Note 10 for a discussion of the merger agreement and the proposed merger.

Note 2. Acquisition of Certain Assets of National Flora, Inc.

        On November 9, 2001, the Company completed the acquisition of certain assets of National Flora, Inc. ("National Flora") pursuant to an asset purchase agreement dated as of November 7, 2001, by and among Gerald Stevens, Inc., National Flora and the Company (the "Asset Purchase Agreement"). National Flora is a direct marketer of flowers and specialty gifts.

        Pursuant to the terms of the Asset Purchase Agreement, the purchase price of the acquisition was approximately $9.0 million, which was funded from the Company's existing cash balances. Additionally, the Company incurred $0.1 million in other acquisition costs. The assets acquired primarily consisted of $1.7 million in prepaid advertising expenses, National Flora's rights under or in respect of certain contracts and agreements, National Flora's customer base and goodwill. The amount of the consideration was based on a variety of factors, including the value of comparable assets and the potential benefit to the stockholders of the Company. The results of operations since the date of the Company's acquisition of certain assets of National Flora are included in the Company's financial statements.

        The following unaudited pro forma financial summary presents the Company's results of operations as if the acquisition had occurred on July 1, 2000, the first day of fiscal year 2001. This summary is provided for informational purposes only. It does not necessarily reflect the actual results that would have occurred had the acquisition been made as of July 1, 2000, or results that may occur in the future.

	Nine Months Ended March 31,
	2002	2001
	(in thousands and unaudited)
Revenues	$119,836	$109,942
Net income	11,586	6,516
Basic earnings per share of common stock	$0.24	$0.14

Diluted earnings per share of common stock	$0.24	$0.13

        The Company accounted for the acquisition using the purchase method of accounting; accordingly, the Company's financial statements reflect the allocation of the total purchase price to the net tangible and intangible assets acquired, based on their respective fair values. This allocation included $0.9 million allocated to a customer list, which will be amortized over five years. At March 31, 2002, accumulated amortization was $65,000 associated with this intangible asset.

        Of the remaining portion of the purchase price, $6.5 million was allocated to goodwill. In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, the $6.5 million in goodwill acquired in the acquisition of National Flora will not be amortized and will be tested for impairment at least annually. For tax purposes, 100% of the $6.5 million in goodwill is expected to be deductible.

Note 3. Basis of Presentation

        The accompanying unaudited financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information pursuant to the rules and regulations of the Securities and Exchange Commission and do not contain all information included in the audited financial statements and notes thereto for the fiscal year ended June 30, 2001. The interim unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001. In the opinion of management, the information furnished herein reflects all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of the results of operations, financial position and cash flows for the interim periods presented. Due to seasonal variations in the Company's business, operating results for the three-month period ended March 31, 2002 are not necessarily indicative of the results that might be expected for the fiscal year ended June 30, 2002. In addition, certain prior year amounts have been reclassified to conform to current year presentation.

Note 4. Unearned Revenue

        Unearned revenue represents order revenues associated with floral and specialty gift orders that were placed on or prior to the period end date and were to be delivered after such date. This revenue will be recognized, together with the related costs of fulfillment and processing service, when the order is fulfilled.

Note 5. Distribution Agreements

        The Company has entered into Internet distribution agreements pursuant to which the Company receives various services, including advertising space on shopping and search-oriented Web sites, portal links to the Company's Web site and marketing of the Company's product offerings through co-branded Web sites. Pursuant to the terms of these agreements, at March 31, 2002, the Company had future commitments to pay total fixed fees of $0.7 million in the fourth quarter of fiscal year 2002.

        Certain of these agreements contain terms that include both fixed and variable payment elements, the variable portion of which is based upon the cumulative number of orders beyond a threshold as defined in the related agreements. The Company records expenses related to these distribution agreements based on a per order amount taking into consideration the most likely number of total orders to be received under each such agreement. It is possible that changes in circumstances may require that management modify its estimate of the expected number of orders from such agreements and the expenses associated with such orders. If a change in estimate were to occur, the cumulative effect on reported expenses would be recognized in the period during which the change occurs. In prior fiscal years, the Company recorded expenses related to its distribution agreements ratably over the contract terms, which was consistent with the fixed payment nature of the prior years' agreements. During the three- and nine-month periods ended March 31, 2002, the Company recorded $1.0 million and $2.2 million of marketing and promotions expense, respectively, related to these distribution agreements, compared to $1.5 million and $4.9 million recorded for the three- and nine-month periods ended March 31, 2001, respectively.

Note 6. Mileage/Reward Programs

        During the third quarter of fiscal year 2002, the Company adopted the requirements of Emerging Issues Task Force ("EITF") Issue 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products). In accordance with the requirements of EITF 01-9, the Company has reclassified current and prior year marketing expenses to costs of fulfillment and processing service that relate to the granting of mileage and reward points to customers in connection with an order. The amounts related to the granting of mileage and reward points for the three-month periods ended March 31, 2002 and 2001 were $0.9 million and $0.4 million, respectively, and for the nine-month periods ended March 31, 2002 and 2001 were $2.1 million and $1.0 million, respectively.

Note 7. Income Taxes

        The Company is party to a tax sharing agreement with IOS and FTDI. This agreement governs the use and allocation of the Company's tax assets. For the three-and nine-month periods ended March 31, 2002, the Company reported pretax income of $3.6 million and $11.2 million, respectively, resulting in income taxes of $1.5 million and $4.5 million, respectively, at an effective rate of 40%. For the three- and nine-month periods ended March 31, 2001, the Company reported pretax income of $2.4 million and $4.9 million, respectively, resulting in income taxes of $0.9 million and $2.0 million, respectively, at an effective rate of 40%. The Company reduced its valuation allowance by the amount of the income taxes recorded during the respective periods, thereby realizing a portion of the tax assets that had been recorded by the Company in prior fiscal years. In accordance with the provisions of SFAS No. 109, Accounting for Income Taxes, the Company believes, based on its limited operating history, the short-term nature of its Internet distribution agreements as described in Note 5 and the Company's reliance on FTDI's marketing of the FTD brand as described in Note 9, the remaining tax assets are more likely than not, not realizable in the time period during which they are deductible and therefore maintains a valuation allowance to offset the remaining deferred tax assets. It is possible that changes in circumstances may require that management modify its estimate. If a change in estimate were to occur, the cumulative effect would be recognized in the period during which the change occurs.

        At March 31, 2002, the Company had net operating loss carryforwards for federal tax purposes of $17.3 million, which are available to offset future federal income, if any, through year 2020.

Note 8. Basic and Diluted Earnings Per Share

        The Company computes earnings per share in accordance with the provisions of SFAS No. 128, Earnings per Share. Under the provisions of SFAS No. 128, the computations of basic and diluted earnings per share for the three- and nine-month periods ended March 31, 2002 and 2001 are as follows:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2002	2001	2002	2001
	(in thousands, except per share data)
Net income	$3,647	$2,351	$11,214	$4,894

Weighted average basic shares of Common Stock outstanding	47,722	47,300	47,722	47,300
Effect of dilutive securities:
Employee stock options	126	35	129	8
Unvested restricted shares of Class A Common Stock	880	1,327	880	1,338

Weighted average diluted shares of Common Stock outstanding	48,728	48,662	48,731	48,646

Basic earnings per share of Common Stock	$0.08	$0.05	$0.23	$0.10

Diluted earnings per share of Common Stock	$0.07	$0.05	$0.23	$0.10

        During both the three- and nine-month periods ended March 31, 2002, options to purchase 55,000 shares of the Company's Class A common stock, par value $.01 per share ("Class A Common Stock," and together with the Class B Common Stock, the "Common Stock"), at $8.00 per share were not included in the computation of diluted earnings per share of Common Stock because the exercise price for these options was greater than the average market price of the Class A Common Stock during such periods and, therefore, their effect was anti-dilutive.

        During the three- and nine-month periods ended March 31, 2001, options to purchase 100,000 and 125,000 shares of the Company's Class A Common Stock, respectively, at prices ranging from $2.88 to $8.00 per share and $2.69 to $8.00 per share, respectively, were not included in the computation of diluted earnings per share of Common Stock because the exercise prices for these options were greater than the average market price of the Class A Common Stock during such periods and, therefore, their effect was anti-dilutive.

        All outstanding shares of Class B Common Stock are owned by FTDI. Additionally, as of March 31, 2002, FTDI owns 50,000 shares of Class A Common Stock.

Note 9. Intercompany Agreements/Related Party Transactions

        The Company engages in various transactions with its parent company, FTDI, in the normal course of the Company's business. FTDI pays the Company commission revenues for floral orders that are cleared through the FTD Clearinghouse in accordance with a commission agreement that will automatically renew on July 1, 2002 for a three-year period ending June 30, 2005. Classified as other revenues, the Company records revenues for rebates received from FTDI for floral orders processed through FTDI's credit card processing program, which have also been processed through the FTD Clearinghouse, and also records revenues related to fees paid by FTDI to the Company for the hosting of florists' Web sites through the www.ftd.com Web site.

        For orders processed through the FTD Clearinghouse, FTDI charges the Company customary clearing fees. The Company also utilizes FTDI's credit card processing services. FTDI charges the Company a percentage of the order value to utilize these credit card processing services. Costs for clearing services and credit card processing expenses are included in costs of fulfillment and processing service and are covered by the Intercompany Services Agreement between FTDI and the Company, which is described below.

        At certain times, the Company utilizes a call center owned and operated by FTDI for order entry and customer care services. The Company pays FTDI based on the number of calls handled. These costs are classified as costs of fulfillment and processing service or general and administrative expenses, as appropriate.

        The Company and FTDI are parties to an Intercompany Services Agreement, which covers technical and administrative services, facilities and occupancy, Internet/telecom usage and other services that are provided to the Company by FTDI. Technical and administrative services include employee and other departmental costs for the technical, human resources, accounting, administrative and legal departments. In consideration for these services, FTDI has allocated a portion of its departmental costs related to the services it provides to the Company. The allocations were estimated using proportional cost allocation methods, plus an additional general and administrative charge of 5% of the value of the services utilized. These costs are classified as technology development expenses or general and administrative expenses, as appropriate.

        In anticipation of the pending merger, certain executives of the Company began performing work specifically related to FTDI during the third quarter of fiscal year 2002. As a result, $87,000, representing a portion of the salary-related expenses for these executives, was allocated from the Company to FTDI in the third quarter of fiscal year 2002. These allocated costs reduced the Company's general and administrative expenses. For further information on the merger, see Note 10.

        The Company does not maintain separate physical facilities. It leases space from FTDI and is charged rent based upon an estimate of prevailing market rates for similar facilities. Pursuant to the terms of the Intercompany Services Agreement, the costs associated with the leased space for the three- and nine-month periods ended March 31, 2002 were $123,000 and $396,000, respectively, and for the three-and nine-month periods ended March 31, 2001 were $69,000 and $225,000, respectively. The Company is also charged a pro-rata share, based on square footage used by the Company, for utilities, property taxes and other occupancy costs. Internet/telecom usage costs include an allocation of monthly depreciation for all hardware and software based on usage by the Company, as well as monthly rates for telecommunications expenses of the Company. These costs are classified as general and administrative expenses.

        The Company uses FTDI's trademarks in connection with the sale of floral and specialty gift products through its Web site and toll-free telephone numbers. The Company is a party to a license agreement with FTDI that includes provisions for royalty payments from the Company to FTDI of 1% of the Company's order revenues and service fees, a 99-year term and termination, at FTDI's option, under certain circumstances in the event that ownership of 20% or more of the Company is acquired by a person or group not affiliated with FTDI. Royalty expenses associated with FTDI's trademarks have been included in general and administrative expenses.

        Complementing the Company's current marketing program are the independent, though closely aligned, marketing efforts of FTDI which are focused on promoting the FTD brand. This marketing synergy reduces the need for FTD.COM to separately promote its brand and has allowed FTD.COM to focus its marketing efforts on a more balanced program of customer acquisition and retention.

        On March 3, 2002, the Company, IOS, FTDI and a newly-formed wholly-owned subsidiary of FTDI entered into a definitive merger agreement. For further information on the merger agreement and the potential effects on existing intercompany agreements see Note 10.

        The statements of operations for the periods presented below include the following expense transactions with FTDI:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2002	2001	2002	2001
	(In thousands and unaudited)
Costs of fulfillment and processing service	$574	$461	$1,362	$1,252
Technology development	99	96	300	306
General and administrative	1,042	838	2,923	2,278

        The Company loaned various officers, collectively, $1,066,349 pursuant to four-year interest bearing notes dated May 17, 2001, with accrued interest at 6.5% per annum and principal due at maturity. The Company loaned an officer $23,000 pursuant to a four-year interest bearing note dated June 11, 2001, with accrued interest at 6.5% per annum and principal due at maturity. At March 31, 2002, the total amount outstanding under loans to these officers was $1,151,988 in principal and interest.

        Additionally, prior to the Company's Initial Public Offering ("IPO") on September 28, 1999, key employees of IOS were granted IOS restricted shares in exchange for services to be provided to IOS over a five-year service period. At the time of the IPO, certain of these key employees became employees of FTD.COM and no longer provided services to IOS. The key employees, however, still retained their rights to the IOS restricted shares and continue to earn the restricted shares in exchange for services that will be provided to FTD.COM. Therefore, at the time of the IPO, the Company paid IOS for the remaining $175,000 of deferred compensation associated with the restricted shares. During the three-month periods ended March 31, 2002 and 2001, the Company recorded $11,000 and $13,000 of compensation expense, respectively, and during the nine-month periods ended March 31, 2002 and 2001, the Company recorded $37,000 and $39,000 of compensation expense, respectively, related to these restricted shares.

Note 10. Merger Agreement

        On March 3, 2002, the Company, IOS, FTDI, and a newly-formed wholly-owned subsidiary of FTDI entered into a definitive merger agreement pursuant to which the newly-formed wholly-owned subsidiary of FTDI that was created to effect the merger will merge with and into the Company. Upon consummation of the merger, FTD.COM, as the surviving corporation, will continue its existence as a direct wholly-owned subsidiary of FTDI and an indirect wholly-owned subsidiary of IOS. In the merger, each stockholder of FTD.COM, other than IOS and its direct or indirect wholly-owned subsidiaries, will be entitled to receive 0.26 shares of IOS Class A common stock for each outstanding share of Common Stock owned at the time of the merger.

        Pursuant to the terms of the merger agreement, all outstanding options to purchase shares of Common Stock will be converted into options to purchase shares of IOS Class A common stock and all restricted shares of Common Stock will be converted into shares of IOS Class A common stock in accordance with the exchange ratio and be subject to the same restrictions and vesting schedule. It is expected that the IOS Class A common stock, including the shares to be issued to the Company's stockholders in the merger, will be quoted on the Nasdaq National Market ("Nasdaq") under the symbol "FTDI" upon the completion of the merger.

        In connection with the merger, the controlling stockholders of IOS will enter into a governance agreement with IOS at the time of the merger that requires IOS to nominate designated representatives of the controlling stockholders to the IOS board of directors for so long as the controlling stockholders continue to own certain specified percentages of IOS common stock. The controlling stockholders also will enter into a registration agreement with IOS at the time of the merger that may require IOS to register their shares of common stock on the first anniversary of the date of the merger, or sooner in the case of offerings initiated by IOS following the merger. Under the terms of the registration agreement, the controlling stockholders have agreed not to sell or distribute any of their shares of IOS common stock until at least six months after the date of the merger and they are thereafter subject to further limitations under the Securities Act of 1933 and the registration agreement.

        Upon consummation of the merger, it is anticipated that the Intercompany Services Agreement described above in Note 9, the Intercompany Indemnification Agreement among the Company, FTDI and IOS and the Registration Rights Agreement between the Company and FTDI will be terminated.

        Additionally, in connection with the merger, IOS is requesting its stockholders to approve the award of a one-time bonus of $5,321,174 and $3,237,467, respectively, to the chief executive officers of IOS and FTD.COM if certain conditions are satisfied.

        On March 22, 2002, IOS filed a Registration Statement on Form S-4 that included the preliminary joint proxy statement of IOS and FTD.COM relating to the merger and the other transactions contemplated by the merger agreement.

        The completion of the merger depends upon each party to the merger agreement meeting a number of conditions, including, among other things, the adoption of the merger agreement and the related transactions by the holders of a majority of the outstanding shares of Common Stock, the declaration by the Securities and Exchange Commission that IOS's Registration Statement on Form S-4 is effective under the Securities Act of 1933 and the approval for quotation on Nasdaq of IOS's common stock.

Note 11. Litigation Settlements

        The Company recorded a $2.6 million gain, net of legal fees, in the first quarter of fiscal year 2002 related to the settlement of a claim against the developer of an unlaunched version of the Company's Web site. This gain was recorded in technology development expenses.

FTD, INC.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

March 31, 2002

(In Thousands)

	Historical	Pro Forma Adjustments(1)		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$33,546			$33,546
Restricted cash	1,400			1,400
Accounts receivable, net	34,441			34,441
Inventories, net	11,313			11,313
Deferred income taxes	3,583			3,583
Prepaid expenses and other	4,510			4,510

Total current assets	88,793			88,793
Property and equipment, less accumulated depreciation	15,212			15,212
Other assets:
Deferred income taxes	—			—
Other noncurrent assets	14,338			14,338
Goodwill and other intangibles, less accumulated amortization	71,318	$49,671	(2a)	120,989

Total other assets	85,656	49,671		135,327

Total assets	$189,661	$49,671		$239,332

Liabilities and Stockholders' Equity
Current liabilities:
Book overdrafts	$4,933			4,933
Accounts payable	38,055	$4,000	(2a)	42,055
Customer deposits and accrued customer incentive programs	10,569			10,569
Other accrued liabilities	9,816			9,816

Total current liabilities	63,373	4,000		67,373
Long-term debt	54,000			54,000
Deferred income taxes	1,816	1,041	(2b)	2,857
Pension and other post-retirement benefits	4,320			4,320
Minority interest in subsidiary	4,482	(4,482)	(2a)	—
Stockholders' equity:
Common stock:
Class A	126	21	(2c)	147
Class B	2			2
Paid-in capital	93,361	49,067	(2c)	148,297
		5,869	(2d)
Accumulated deficit	(14,890)	(38)	(2d)	(14,928)
Accumulated other comprehensive loss	(646)			(646)
Deferred compensation	(2,170)	(5,807)	(2d)	(7,977)
Treasury stock	(14,113)			(14,113)

Total stockholders' equity	61,670	49,112		110,782

Total liabilities and stockholders' equity	$189,661	$49,671		$239,332

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

FTD, INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended June 30, 2001

(In Thousands, Except Per Share Amounts)

	Historical	Pro Forma Adjustments(1)		Pro Forma
Revenues:
Member services	$98,999			$98,999
Technology products	36,929			36,929
Specialty wholesaling	52,550			52,550
Direct to consumer	117,517			117,517

Revenues	305,995			305,995
Costs of goods sold and services provided:
Member services	13,103			13,103
Technology products	12,960			12,960
Specialty wholesaling	42,127			42,127
Direct to consumer	91,689			91,689

Costs of goods sold and services provided	159,879			159,879
Operating expenses:
Advertising and selling	70,190			70,190
General and administrative	50,636	$593	(3a)	53,861
		2,632	(3b)

Total operating expenses	120,826	3,225		124,051
Income from operations	25,290	(3,225)		22,065

Other income and expenses:
Interest income	(1,474)			(1,474)
Interest expense	5,195			5,195
Other expense, net	14,939			14,939

Total other income and expenses	18,660			18,660

Income before income tax and minority interest	6,630	(3,225)		3,405

Income tax expense	3,401	(1,258	)(3d)	2,143
Minority interest	1,908	(1,908	)(3c)	—

Net income	$1,321	$(59)		$1,262

Net income per common share:
Basic	$0.09			$0.08
Diluted	$0.09			$0.07
Weighted average common shares outstanding:
Basic	14,655	1,679	(3e)	16,334

Diluted	14,903	2,149	(3e)	17,052

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

FTD, INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Nine Months Ended March 31, 2002

(In Thousands, Except Per Share Amounts)

	Historical	Pro Forma Adjustments(1)		Pro Forma
Revenues:
Member services	$70,835			$70,835
Technology products	24,370			24,370
Specialty wholesaling	33,063			33,063
Direct to consumer	101,261			101,261

Revenues	229,529			229,529
Costs of goods sold and services provided:
Member services	9,849			9,849
Technology products	9,109			9,109
Specialty wholesaling	25,898			25,898
Direct to consumer	77,850			77,850

Costs of goods sold and services provided	122,706			122,706
Operating expenses:
Advertising and selling	48,239			48,239
General and administrative	37,086	$445	(3a)	39,505
		1,974	(3b)

Total operating expenses	85,325	2,419		87,744
Income from operations	21,498	(2,419)		19,079

Other income and expenses:
Interest income	(751)			(751)
Interest expense	2,624			2,624
Other income, net	(88)			(88)

Total other income and expenses	1,785			1,785

Income before income tax and minority interest	19,713	(2,419)		17,294
Income tax expense	8,232	(943)	(3d)	7,289
Minority interest	1,639	(1,639)	(3c)	—

Income from continuing operations	$9,842	$163		$10,005

Income from continuing operations per common share:
Basic	$0.67			$0.61
Diluted	$0.66			$0.59
Weighted average common shares outstanding:
Basic	14,512	1,814	(3e)	16,326

Diluted	14,765	2,167	(3e)	16,932

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

FTD, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.    Basis of Presentation

  The following summary of pro forma adjustments is based on available information and certain estimates and assumptions. Therefore, the actual adjustments will differ from the pro forma adjustments. FTD, Inc. ("FTD") believes that such assumptions provide a reasonable basis for presenting the significant effects of the merger and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the accompanying condensed consolidated financial statements.

  FTD has accounted for the merger in accordance with the requirements of SFAS No. 141, "Business Combinations." Accordingly, FTD recognized certain intangible assets acquired separately from goodwill, which represents the excess of the purchase price over the minority interest portion of the estimated fair value of identifiable net assets acquired. In accordance with the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill will not be amortized. These assets will be reviewed for impairment in accordance with the provisions of SFAS No. 142.

  Amounts for FTD were derived from the historical consolidated financial statements of FTD.

2.    Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

(a)
The unaudited pro forma condensed consolidated balance sheet gives effect to the following transactions and events: (1) the issuance of FTD Class A common stock in exchange for all outstanding FTD.COM Class A common stock; (2) the allocation of the purchase price to the assets acquired and liabilities assumed based on a preliminary estimate of their respective fair values at March 31, 2002; (3) the elimination of the FTD.COM minority interest in FTD's consolidated financial statements; (4) the stockholders' equity impact of exchanging FTD.COM stock awards for FTD stock awards; and (5) the recognition of deferred income taxes, which result from differences in the estimated fair value of net assets acquired and liabilities assumed for financial reporting purposes and their respective tax bases.

  The value of FTD common stock to be issued in the merger was based upon the exchange ratio and considering the $7.04 average closing price of FTD.COM's common stock for the 5 trading days prior to and the 5 trading days subsequent to the announcement of the merger agreement on March 3, 2002. The estimated pro forma allocation of the purchase price is as follows (in thousands):

Value of FTD common stock to be issued	$49,088
Fees and other costs of the merger	4,000

Total purchase price	$53,088

Minority interest portion of estimated fair value of FTD.COM identifiable assets:
Customer lists	$2,384	*
Internal use software	347	*
Minority interest at March 31, 2002	4,482
Deferred income taxes on net assets acquired	(1,065)

Estimated fair value of identifiable net assets acquired	$6,148

Excess of purchase price over net assets acquired	$46,940	*

*
Included in pro forma adjustments to goodwill and other intangibles

(b)
Represents the recognition of a noncurrent deferred income tax liability of $1.1 million associated with the allocation of the purchase price and a $24,000 deferred income tax asset associated with the compensation costs discussed in note 2(d) below. These adjustments were recorded using an effective income tax rate of 39%.

(c)
Represents the issuance of 2.1 million shares of FTD Class A common stock, par value $0.01 per share. This is based on FTD.COM Class A common stock outstanding of 8.2 million shares at March 31, 2002, which includes 1.2 million shares of unvested restricted stock that are not considered part of the estimated fair value as discussed in note 2(d) below, and applying an exchange ratio of 0.26. The excess of fair value over the par value of FTD common stock issued of $49.1 million was recorded as an adjustment to paid-in capital.

(d)
In connection with the merger, vested and unvested grants of stock options and restricted stock of FTD.COM will be converted into awards of stock options and restricted stock of FTD Class A common stock at the exchange ratio (collectively, the "awards"). The new awards will have the same vesting provisions, option periods, aggregate intrinsic value, ratio of exercise price per option to the market value per share and other terms as the FTD.COM awards exchanged.

  Based on the consensus views reached in the last 18 months on Emerging Issues Task Force Issue No. 00-23 and the Financial Accounting Standards Board Interpretation No. 44, issued in March, 2000, the exchange of FTD.COM awards for FTD awards as described in the preceding paragraph is considered a modification of a stock-based compensation arrangement. Accordingly, a new measurement of compensation cost will be required at the date of the exchange. For unvested restricted stock and option awards, the difference between the original intrinsic value of the awards and the value of the awards at the new measurement date will be recognized over the remaining life of the awards. The vested portion of restricted stock awards will be considered part of the purchase price of the acquisition of the minority interest, except for shares that have not been unrestricted for more than six months ("immature" shares). Immature shares are shares outstanding related to restricted stock for which the restrictions have lapsed within six months prior to the exchange date. To the extent the exchanged options are fully vested or exchanged shares are immature, any additional compensation expense resulting from the new measurement date will be recognized immediately.

  The accumulated deficit adjustment represents the $38,000 nonrecurring, non-cash after-tax expense for fully vested stock options that were outstanding at March 31, 2002. The deferred compensation adjustment of $5.8 million represents the difference between the original intrinsic value of the unvested awards and the value of the unvested awards at the new measurement date. The adjustment to paid-in capital represents the $5.8 million of deferred compensation and $62,000 associated with stock options that were fully vested at March 31, 2002.

3.    Adjustments to Unaudited Pro Forma Condensed Consolidated Statements of Operations

(a)
Represents the amortization expense related to the minority interest portion of identifiable intangible assets acquired in the merger, amortized on a straight-line basis, as follows (dollars in thousands):

	Estimated Fair Value	Useful Life	Year Ended June 30, 2001	Nine Months Ended March 31, 2002
Customer lists	$2,384	5 yrs	$477	$358
Internal use software	347	3 yrs	116	87

			$593	$445

(b)
Represents the adjustment to record additional compensation expense for unvested FTD.COM stock awards exchanged for FTD awards assuming the merger occurred on July 1, 2000. Based on the exchange ratio and considering the $7.04 average closing price of FTD.COM common stock, FTD would have recorded $7.6 million of deferred compensation expense to be amortized over the remaining vesting period of the awards. As of July 1, 2000, the remaining vesting period for the awards ranged from 27 to 35 months. Accordingly, the pro forma condensed consolidated statements of operations for the year ended June 30, 2001 and the nine-month period ended March 31, 2002 reflect additional pre-tax compensation expense of $2.6 million and $2.0 million, respectively.

  As a result of stock awards vesting subsequent to July 1, 2000, and prior to the actual date of the merger, it is estimated that the stock compensation costs to be deferred and amortized over the remaining vesting period of the awards will be reduced from the $7.6 million assumed in the pro forma condensed consolidated statements of operations, to approximately $3.0 million at an assumed merger date of June 30, 2002. Correspondingly, FTD will be required to record a nonrecurring, non-cash pre-tax expense arising from the new measurement date for these fully vested stock awards at the date of the merger in an amount estimated to be as much as $2.8 million. No such nonrecurring charge is reflected in the pro forma condensed consolidated statements of operations.

  Because the merger was consummated on or prior to June 30, 2002 and the payments were approved by the stockholders of FTD, certain executives of FTD and FTD.COM are entitled to one-time bonus payments that would total $8.6 million. No such nonrecurring pre-tax charge is reflected in the pro forma condensed consolidated statements of operations.

(c)
Represents the elimination of the minority interest in earnings of FTD.COM for the periods presented.

(d)
The assumed effective tax rate of the pro forma adjustments, excluding the minority interest adjustment, is 39% for the year ended June 30, 2001 and the nine-month period ended March 31, 2002. The minority interest adjustment is net of tax, consistent with the presentation of minority interest in the historical condensed consolidated financial statements. The tax benefit reflected in the pro forma adjustments may be reduced due to limitations on the tax deductibility of compensation to employees who earn in excess of $1.0 million. Any such limitations have not been considered in calculating the tax benefit for purposes of preparing the pro forma condensed consolidated financial statements.

(e)
Represents the additional shares of FTD common stock outstanding due to the conversion of FTD.COM common stock to FTD common stock for the periods presented using an exchange ratio of 0.26.

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  Item 2. Acquisition or Disposition of Assets
  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES
INDEX TO FINANCIAL INFORMATION
FTD.COM INC. BALANCE SHEETS (In Thousands, Except Share Data)
FTD.COM INC. STATEMENTS OF OPERATIONS (In Thousands, Except Per Share Data)
FTD.COM INC. STATEMENTS OF CASH FLOWS (In Thousands)
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FTD.COM INC. NOTES TO FINANCIAL STATEMENTS
FTD.COM INC. BALANCE SHEETS (In thousands, except share data)
FTD.COM INC. STATEMENTS OF OPERATIONS (UNAUDITED)
FTD.COM INC. STATEMENTS OF CASH FLOWS (UNAUDITED)
FTD.COM INC. NOTES TO FINANCIAL STATEMENTS
FTD, INC. Unaudited Pro Forma Condensed Consolidated Balance Sheet March 31, 2002 (In Thousands)
FTD, INC. Unaudited Pro Forma Condensed Consolidated Statement of Operations Year Ended June 30, 2001 (In Thousands, Except Per Share Amounts)
FTD, INC. Unaudited Pro Forma Condensed Consolidated Statement of Operations Nine Months Ended March 31, 2002 (In Thousands, Except Per Share Amounts)
FTD, INC. NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS